EXHIBIT 19.8

PRINCIPAL SUBSIDIARIES AND OPERATING ENTITIES AT 31 DECEMBER 2025

	Country of Incorporation	Holding	Percentage held
			2025	2024	2023
Principal subsidiaries and controlled operating entities

AngloGold Ashanti Australia Limited (1)	Australia	Indirect	100	100	100

AngloGold Ashanti (Pty) Ltd	South Africa	Direct	100	100	100

AngloGold Ashanti Holdings plc	Isle of Man	Direct	100	100	100

AngloGold Ashanti USA Incorporated	United States of America	Indirect	100	100	100

Operating entities

AngloGold Ashanti Córrego do Sítio Mineração S.A.	Brazil	Indirect	100	100	100
AngloGold Ashanti (Ghana) Limited (2)	Ghana	Indirect	100	100	100
AngloGold Ashanti (Iduapriem) Limited	Ghana	Indirect	100	100	100
Cerro Vanguardia S.A.	Argentina	Indirect	92.50	92.50	92.50
Geita Gold Mining Limited	Tanzania	Indirect	100	100	100
Mineração Serra Grande S.A. (3)	Brazil	Indirect	—	100	100
Société AngloGold Ashanti de Guinée S.A.	Republic of Guinea	Indirect	85	85	85
Sukari Gold Mines Company	Egypt	Indirect	50	50	—

Joint venture operating entities
Kibali (Jersey) Limited (4)	Jersey	Indirect	50	50	50

Unincorporated joint operation
Tropicana joint operation	Australia	Indirect	70	70	70

(1) Owner of the Sunrise Dam operation and the Tropicana joint operation in Australia.
(2) Operates the Obuasi mine in Ghana.
(3) Disposed by AngloGold Ashanti in December 2025.
(4) 90% owner of Kibali Goldmines S.A. which operates the Kibali mine in the Democratic Republic of the Congo.